Exhibit 99.1

River Valley Bancorp Closes Underwriter’s Exercise of Over-Allotment
Option for 121,390 Shares of Common Stock
and
Announces Earnings for the Quarter Ended June 30, 2014

MADISON, IN, July 15, 2014 – River Valley Bancorp (Nasdaq: RIVR) (the “Corporation” or “River Valley”) announced today that it closed the sale of an additional 121,390 shares of its common stock at the public offering price of $20.50 per share pursuant to the exercise of the over-allotment option granted to the underwriter in its previously announced underwritten public offering.  Together with the 825,000 shares of common stock issued in the underwritten public offering which closed on July 7, 2014, the exercise of the over-allotment option brings the total number of shares of common stock sold by River Valley in the public offering to 946,390 shares. Including proceeds from the exercise of the over-allotment option, gross proceeds from the offering were approximately $19.4 million and net proceeds were approximately $18.1 million.

The Corporation intends to use the net proceeds from this offering to redeem all 5,000 of its issued and outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and for general corporate purposes, including the contribution of a portion of the proceeds to River Valley Financial Bank, its wholly owned subsidiary, as additional capital. The net proceeds will also support future growth, which may include organic growth in existing markets and opportunistic acquisitions of all or part of other financial institutions.

Keefe, Bruyette & Woods, Inc., a Stifel company, was the sole book-running manager in this offering.

River Valley also announced today earnings for the quarter and six months ended June 30, 2014.

Net income for the quarter ended June 30, 2014 was $1.14 million, or $0.68 per share. Net income for the like period in 2013 was $1.19 million, or $0.72 per share. For the quarter ended June 30, 2014, the return on average assets was 0.93%, and the return on average equity was 12.16%, which compares to 0.99% and 13.47%, respectively, for the same period ended June 30, 2013.

The quarterly results reflect higher interest margins augmented by lower provision for loan losses, partially offset by higher operating expenses and lower noninterest income. For the quarter ended June 30, 2014, total interest income was $139,000 lower than the comparable quarter in 2013. In the second quarter of 2013, the Corporation realized an increase of approximately $177,000 from accretive adjustments on the carrying value of loans acquired through the 2012 acquisition of Dupont State Bank which were not repeated in the 2014 period.  During the quarter ended June 30, 2014, River Valley recorded a total of $250,000 in losses and fair value adjustments, primarily to write-down the carrying value on two pieces of property, one acquired through foreclosure proceedings and the second bank owned premises transferred to ‘held for sale’ during the quarter. These losses and adjustments affected noninterest income. In the second quarter, the Corporation also recorded a $225,000 recovery to the allowance for loan losses enabling a lower provision expense for the quarter.

For the six-month period ended June 30, 2014, net income was $2.21 million, or $1.32 per share. For the six-month period ended June 30, 2013, net income was $2.19 million, or $1.32 per share. The return on average assets for the six-month period ended June 30, 2014 was 0.91%, and the return on average equity was 12.09%. For the same six-month period in 2013, those corresponding numbers were 0.93% and 12.44%.

Comparing the six-month periods ended June 30, 2014 and 2013, River Valley experienced results similar to the quarterly numbers. The six-month results reflected higher interest margins and lower provision for loan losses. For the 2014 period, noninterest income (excluding losses on real premises and other real estate owned) was approximately $400,000 lower, primarily due to decreased sales of loans into the secondary markets, while operating expenses were higher by a similar number when compared to 2013, primarily due to additional branch costs.

Assets totaled $485.8 million as of June 30, 2014, an increase of $10.1 million from the $475.7 million reported as of June 30, 2013. Net loans, including loans held for sale, were $317.8 million as of June 30, 2014, an increase of $23.1 million from $294.7 million reported as of June 30, 2013. As of June 30, 2014, deposits totaled $401.6 million, an increase of $13.0 million from $388.6 million reported as of June 30, 2013.

“During the second quarter, there were a number of one-time occurrences. We realized a significant loan recovery, and planned for the disposition of an under-utilized operations building acquired in the 2012 acquisition. Likewise, we cleared a lingering loan workout. We also saw the opening of our fourteenth full service branch location in a commercial development anchored by a nationally recognized home improvement center. And as an important contributor to our continued profitability, we experienced significant loan growth year over year,” stated Matthew P. Forrester, President of River Valley Bancorp. “Additionally, although it will be recorded as a third quarter event, we successfully completed a follow-on common stock offering that we believe will provide us the financial resources to continue to grow and serve our customers, communities and shareholders.”

Total delinquent loans (which include loans purchased with credit impairment from the 2012 acquisition), defined as loans 30 or more days past due, as a percentage of total loans, were 2.74% as of June 30, 2014 and 3.02% as of June 30, 2013. Non-performing loans, including loans purchased with credit impairment, to total loans were 4.31% and 4.68% as of June 30, 2014 and 2013, respectively.

As of June 30, 2014, the allowance for loan losses (“ALL”) totaled $3.76 million, but does not include amounts recognized as “fair market” adjustments on the loan portfolio acquired from Dupont State Bank in 2012. Those loans have a separate “mark” determined at the time of closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on June 30, 2013 was $4.04 million.

Stockholders’ equity as of June 30, 2014 was $37.6 million, or 7.74% expressed as a percentage of assets, reported book value per common share was $21.20, and tangible book value per common share was $20.82.

River Valley Financial Bank comfortably exceeded the three regulatory capital standards to be considered “well capitalized” at June 30, 2014.

The last reported closing price of “RIVR” stock on July 14, 2014 was at $21.89.

Selected Financial Information

	At or for the		At or for the
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollar Amounts In Thousands, Except Per Share Amounts)

Assets			$485,776	$475,737
Net loans, including loans held for sale			317,828	294,721
Allowance for loan losses (ALL)			3,762	4,036
Deposits			401,588	388,618
Borrowings and advances			42,717	49,717
Stockholders’ equity			37,593	33,696

Total interest income	$4,780	$4,919	9,599	9,710
Total noninterest income	1,204	1,344	2,247	2,658
Gain (loss) real premises, OREO	(250)	(59)	(270)	(202)
Interest expense	853	1,064	1,760	2,154
Noninterest expense	3,390	3,193	6,808	6,374
Provision for loan losses	24	318	198	636
Taxes	326	441	604	808
Net income	1,141	1,188	2,206	2,194

ROAA	0.93%	0.99%	0.91%	0.93%
ROAE	12.16	13.47	12.09	12.44
Earnings per basic common share	$0.68	$0.72	$1.32	$1.32
Diluted earnings per common share	0.68	0.72	1.31	1.32
Book value per common share			21.20	18.78
Tangible book value per common share			20.82	18.42

Disclosure Regarding Non-GAAP Financial Measures

Certain information set forth in this press release refers to a financial measure determined by methods other than in accordance with GAAP. Specifically, we have included a non-GAAP financial measure of the tangible book value per common share. The Corporation believes that this non-GAAP financial measure is helpful to investors and provides a greater understanding of our business, although this measure is not necessarily comparable to similar measures that may be presented by other companies and it should not be considered in isolation or as a substitute for the related GAAP measure.

The information below provides a reconciliation of the non-GAAP measure to the comparable GAAP measure.

	At or For the Six Months Ended June 30,
	2014	2013
	(In Thousands, Except Share Data)

Total stockholders’ equity	$37,593	$33,696
Less:
Preferred equity	5,000	5,000
Goodwill and intangible assets (not including deferred tax assets)	580	542
Tangible common equity	$32,013	$28,154

Common shares outstanding at period end	1,537,306	1,528,306

Book value per common share	$21.20	$18.78
Effect of intangible assets	(0.38)	(0.35)
Tangible book value per common share	$20.82	$18.42

About River Valley Bancorp

River Valley Bancorp is the bank holding company for River Valley Financial Bank, which was founded in 1875 as a federally chartered thrift institution. The Bank converted to an Indiana state chartered commercial bank in 2012 in connection with its acquisition of Dupont State Bank, an Indiana commercial bank. The Bank is headquartered in Madison, Indiana, located along the Ohio River, and serves clients in southeastern Indiana and northern Kentucky from its 14 full-service office locations in Clark, Floyd, Jackson, Jennings, Jefferson and Ripley Counties in Indiana, and in Carroll County in Kentucky. As of June 30, 2014, River Valley had total consolidated assets of $485.7 million, total deposits of $401.6 million and total stockholders’ equity of $37.6 million.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949